Exhibit 10.1

To:	Louis J. Pastor	From:	Nichelle Maynard-Elliott Compensation and Human Capital Committee Chair	Xerox Corporation 401 Merritt 7 Norwalk, CT 06851

CC:	K. Kleps, Y. Reid, File	Date:	March 30, 2026

Dear Louie,

On behalf of both Xerox Holdings Corporation (“Xerox Holdings”) and Xerox Corporation (“Xerox Corporation” and together with Xerox Holdings, “Xerox”), I am pleased to offer you the position of Chief Executive Officer of Xerox reporting to the Board of Directors of both Xerox Holdings and Xerox Corporation (the “Boards”) effective as of March 31, 2026 (the “Effective Date”). You also agree to serve on the Boards and as an officer and/or director of subsidiaries and affiliates of Xerox, in each case without additional compensation. Your principal place of employment will be in Xerox’s headquarters in Norwalk, Connecticut, although you understand and agree that you will be required to travel from time to time for business reasons.

In connection with your employment, you agree to observe and comply with all of the rules, regulations, policies and procedures established by Xerox from time to time and all applicable laws, rules and regulations imposed by any governmental regulatory authority from time to time. Without limiting the foregoing, you agree that during your employment, you will devote your full business time, attention, skill and best efforts to the performance of your employment duties and you are not to engage in any other business or occupation.

Your starting salary for this position will be paid monthly at the annualized rate of $900,000, subject to increases and decreases as may be determined by the Compensation and Human Capital Committee of Xerox (the “Compensation and Human Capital Committee”) from time to time in its sole discretion.

You will be eligible to participate in the Annual Bonus Plan (ABP) at target level of 150% of eligible salary for the year, with the actual bonus payable in respect of any fiscal year based on the achievement of annual performance objectives as determined by the Compensation and Human Capital Committee. For 2026, the calculation of your bonus will be prorated and adjusted to reflect the change in each of your salary and target ABP award that occurred on the Effective Date.

In 2026, you will be entitled to an annual LTI grant with a target grant date value of $6,000,000 (the “2026 LTI Award”). You will also be considered for an annual LTI grant in future calendar years, with any grants determined by the Compensation and Human Capital Committee as part of its annual review process. The 2026 LTI Award and any future LTI awards granted at the discretion of the Compensation and Human Capital Committee will be delivered during the annual cycle at the same time as all other plan participants. Details of the terms and conditions of any future LTI award will be provided to you upon grant; provided, that in no event shall any such LTI award include terms and conditions in respect of the termination of your employment that are less favorable to you than the those contained in your most recent LTI award.

You will continue to be eligible for financial planning assistance in accordance with Xerox policy in effect from time to time (which currently provides for up to $15,000 annually).

The Xerox Total Pay philosophy recognizes that pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package. Please reference the attached benefit documents to learn more. In addition, as Chief Executive Officer, you will be entitled, subject to the applicable Xerox policy in effect from time to time, to customary home security services and use of a chartered aircraft in accordance with Xerox policy in effect from time to time.

While your employment is governed by the traditional legal principle of employment at will (meaning that either you or Xerox can terminate the employment relationship at any time, for any reason, with or without cause, and with or without advance notice), as Xerox’s Chief Executive Officer, you are eligible to participate in the Xerox Corporation Officer Severance Program, as the same may be amended from time to time (the “OSP”), subject to the terms and conditions set forth therein. Further, you will continue to have the severance protections set forth in that certain Amended and Restated Severance Letter Agreement Providing Certain Benefits Upon Termination of Employment Following a Change In Control by and between you and Xerox Corporation, dated as of December 29, 2023 (the “CiC Severance Agreement”), which will remain in full force and effect, subject to and in accordance with the terms therein. Notwithstanding anything in the OSP or otherwise to the contrary, in the event that your employment is terminated by you for “Good Reason” (as defined below), such termination shall be treated as an involuntary termination by the Employer (as defined in the OSP) for reasons other than for Cause (as defined in the OSP) for all purposes under the OSP and any LTI awards granted to you on or following the date hereof. For purposes of this offer, the term “Good Reason” will mean your resignation within one year of the initial occurrence of any of the following circumstances: (i) the material diminution of your authority, duties, or responsibilities; (ii) a material reduction in your annual base salary and/or annual target bonus below the levels set forth herein, or as the same may be increased from time to time, except that this clause (ii) shall not apply to across-the-board salary reductions similarly affecting all executives of Xerox; or (iii) a material change in the geographic location at which you are required to be based (including, without limitation, Xerox requiring you to relocate outside of the metropolitan area in which you are then based), except for required travel on Xerox’s business to an extent substantially consistent with your present business travel obligations (each, a “Material Change in Circumstances”); provided, that no Material Change in Circumstances shall qualify as Good Reason unless both (1) such circumstance occurs without your express written consent and (2) you properly notify the Board of Directors of Xerox Holdings (the “Holdings Board”) within 90 days of the initial occurrence of Material Change in Circumstances and Xerox does not remedy such Material Change in Circumstances within 30 days of such notice.

Upon any termination of your employment for any reason, except as may otherwise be requested by Xerox in writing and agreed upon in writing by you, you will be deemed to have resigned from any and all directorships, committee memberships, and any other positions that you hold with Xerox or any of its subsidiaries or affiliates and you hereby agree to execute any documents that the Xerox (or any of its subsidiaries or affiliates) determines necessary to effectuate such resignations.

Promptly following your submission of appropriate supporting documentation, Xerox shall reimburse your legal expenses in connection with review and negotiation of this offer, up to a maximum of $15,000.

Xerox and its subsidiaries and affiliates may withhold from any payments made to you all applicable taxes, including but not limited to income, employment, and social insurance taxes, as required by law.

The Holdings Board believes that anyone serving as Chief Executive Officer should be maximally encouraged to maintain as much ownership in Xerox Holdings stock as possible. By signing below, you acknowledge and agree that, in your role as Chief Executive Officer, you will be required to abide by the terms of Xerox’s stock ownership policy, which currently includes a requirement to accumulate and maintain a target ownership level in Xerox Holdings stock of at least 5 times your base salary.

This offer will remain in effect up to 3 business days from the receipt of this offer. Your rights and obligations under this offer will not be transferable by you by assignment or otherwise, without the prior written consent of Xerox.

Xerox respects, and expects you to honor, all of your obligations to your current and former employers. Should you accept this offer, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox.

This offer will be governed by and construed in accordance with the laws of the state of New York applicable to contracts made and to be performed entirely within such state.

We look forward to your acceptance of this offer; we believe that you will make significant contributions to Xerox. If you have any questions, please feel free to contact me or Kim Kleps, Chief People Officer.

Sincerely,

XEROX HOLDINGS CORPORATION
XEROX CORPORATION

By:
Name: Nichelle Maynard-Elliott
Title: Compensation and Human Capital Committee Chair

I have read and understand this offer and hereby acknowledge, accept and agree to the terms and conditions set forth above and further acknowledge that no other commitments were made to me as part of this offer except as specifically set forth herein:

Signature: __________________________	Date: __________________________
Louis J. Pastor